Exhibit 10.1

SEPARATION AGREEMENT
BY AND AMONG
BIG LOTS, INC., BIG LOTS STORES, INC.
AND
DAVID J. CAMPISI

This Separation Agreement (this “Agreement”), by and among Big Lots, Inc. (“BLI”), Big Lots Stores, Inc. (“Big Lots”) and their affiliates, predecessors, successors, subsidiaries and other related companies (collectively, the “Company”) and David J. Campisi (the “Executive”), collectively, the “Parties,” is effective as of April [16], 2018 (the “Employment Termination Date”).

W I T N E S S E T H T H A T

WHEREAS, the Executive has been employed as the Company’s Chief Executive Officer and President and has been a member of the Board of Directors of BLI (the “Board”) since May 3, 2013;

WHEREAS, the Executive and the Company are parties to that certain Executive Employment Agreement, effective as of March 17, 2015, governing the terms and conditions of the Executive’s employment with the Company (the “Prior Agreement”);

WHEREAS, on April [16], 2018, the Executive notified the Board that he intended to retire as Chief Executive Officer and President and resign from the Board, effective as of April 16, 2018, to focus on his health; and

WHEREAS, the Board acknowledges that the Executive intends to pursue additional community-based activities during his retirement;

NOW, THEREFORE, it is hereby agreed as follows:

1.Separation. Effective as of the Employment Termination Date, the Executive hereby retires as Chief Executive Officer and President of the Company and resigns from all other positions the Executive then holds as an officer, employee or member of the boards of directors of the Company, including as a member of the Board. The Company will not object to the Executive continuing to be a member of the Columbus Partnership through December 31, 2018; provided that, if the Columbus Partnership invites the new Chief Executive Officer of the Company to join the Columbus Partnership as a member, the Executive will take all actions necessary or desirable to facilitate the appointment of the new Chief Executive Officer of the Company as a member of the Columbus Partnership. For all purposes of this Agreement, the Prior Agreement and all of the Company’s compensation and benefit plans (including the Big Lots 2012 Long-Term Incentive Plan, as amended and restated effective May 29, 2014, or any successors thereto (and any awards issued thereunder) (the “2012 LTIP”), and the Big Lots 2006 Bonus Plan, as amended (the “Bonus Plan”)), the Executive’s retirement on the Employment Termination Date shall be treated as a termination by mutual agreement by the Company and the Executive as of the Employment Termination Date, and the Executive shall not be entitled to any enhanced or additional benefits in connection with such termination, other than as expressly set forth in this Agreement, and, to the extent the benefits to which the Executive is entitled under this Agreement exceed those set forth in either of the 2012 LTIP and Bonus Plan in connection with a termination by mutual agreement, the Executive shall be entitled to the benefits under this Agreement.

2.Separation Benefits. Other than with respect to Section 2(a) below, subject to the Executive’s execution no less than 21 days after the Employment Termination Date and the expiration of the applicable 7 calendar-day revocation period with respect to the release agreement attached hereto as Exhibit A (such release agreement, the “Release,” and the date upon which such revocation expires being referred to hereinafter as the “Release Effective Date”):

a.    The Executive’s current salary and benefits shall continue through the Employment Termination Date, and the Company shall, no later than the Company’s first regularly scheduled payroll date for similarly situated employees that occurs on or after the Employment Termination Date, in a lump sum (i) pay for any paid time off accrued through the Employment Termination Date, and (ii) reimburse the Executive for all expenses paid or incurred by the Executive for which the Executive is entitled to reimbursement by the Company that remain outstanding as of the Employment Termination Date. The Executive’s participation in the Company’s Savings Plan and the Supplemental Savings Plan shall be governed by the terms of those plans and any applicable deferral election made by the Executive thereunder; it being understood that any unvested Company contributions to the Savings Plan and the Supplemental Savings Plan shall be forfeited as of the Employment Termination Date.

b.    The Company shall pay the Executive $2,300,000 in cash, representing 200% of the Executive’s then current base salary rate, payable in equal consecutive regular payroll installments over a 24 month period commencing on the Company’s first regularly scheduled payroll date for similarly situated employees that occurs after the Release Effective Date and in any event no later than the 45th day following the Employment Termination Date.

c.    The Company shall pay the Executive a pro rata portion (based on the number of days employed during fiscal year 2018 through and including the Employment Termination Date divided by the total number of calendar days in fiscal year 2018) of the annual bonus that the Executive would have been eligible to receive, if any, under the Bonus Plan, for fiscal year 2018 had the Executive’s termination not occurred at all; provided that the Company’s performance is such that a bonus would otherwise have been earned under the Bonus Plan (as determined by the Compensation Committee of the Board (the “Committee”) at the end of fiscal year 2018 in accordance with the Bonus Plan, in a manner consistent with annual bonuses for other members of the Company’s Executive Leadership Team), and the pro rata portion of such bonus, if any, will be paid on the date the bonus would otherwise have been paid under the Bonus Plan (which shall be the same payment date as such fiscal year 2018 bonuses are paid to other members of the Company’s Executive Leadership Team under the Bonus Plan).

d.    The Company shall pay $40,000, in a lump sum, as a payment toward outplacement assistance or personal counseling services, payable on an after-tax basis on the

Company’s first regularly scheduled payroll date for similarly situated employees that occurs after the Release Effective Date and in any event no later than the 45th day following the Employment Termination Date.

e.    The Executive shall be entitled to purchase his current automobile provided by the Company by paying to the Company the wholesale value of such automobile as of the Employment Termination Date; provided that the Executive completes such purchase within 60 days of the Employment Termination Date.

f.    The Company shall reimburse the Executive for reasonable attorneys’ fees incurred in connection with the termination of employment up to an amount of $25,000, which reimbursement shall be paid in a lump sum on the Company’s first regularly scheduled payroll date for similarly situated employees that occurs after the Release Effective Date and in any event no later than the 45th day following the Employment Termination Date.

g.    The Executive shall be entitled to elect to continue medical, hospitalization and dental coverage under the Company’s group medical, hospitalization and dental benefit plans in effect for similarly situated active senior level employees of the Company under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or equivalent benefits for up to 104 weeks following the Employment Termination Date, at the sole expense of the Company on an after-tax basis. After such 104-week period, the Executive will be eligible for regular medical, hospitalization and dental benefits at his own expense. All other provisions of the Executive’s COBRA coverage (including, without limitation, any applicable co-payments, deductibles and other out-of-pocket expenses) other than as relating to premium payments which shall be borne exclusively by the Company during the 104 week period will be in accordance with the applicable plan in effect for similarly situated active senior level employees of the Company.

h.    With respect to the Executive’s unvested time-vesting restricted stock units (“RSUs”), 23,358 RSUs shall vest as of the Release Effective Date, representing the sum of 50% of the Executive’s unvested RSU grant made in fiscal year 2016 plus 50% of the Executive’s unvested RSU grant made in fiscal year 2017. With respect to the Executive’s unvested performance-vesting restricted stock units (“PSUs”), the Executive’s target number of PSUs shall be adjusted to be the sum of 50% of the Executive’s target PSU grant made in fiscal year 2016 plus 50% of the Executive’s target PSU grant made in fiscal year 2017, amounting to 72,514 PSUs (the “Target PSUs”). The Target PSUs shall vest on the basis of the Company’s performance, where the Executive shall be entitled to earn as little as 0% and as much as 150% of the Target PSUs, with performance with respect to each performance period of each of those grants being determined by the Committee at the end of the applicable performance period (i.e., in or before March 2019 for the PSU grant made in fiscal year 2016 and in or before March 2020 for the PSU grant made in fiscal year 2017) in accordance with the applicable long-term incentive plan, in a manner consistent with PSUs granted to other members of the Company’s Executive Leadership Team; provided that the Company’s performance is such that the PSUs would otherwise have been earned under the applicable long-term incentive plan. Notwithstanding the foregoing, the original payment dates of the Executive’s RSUs and PSUs shall not be accelerated in violation of Section 409A of the Code. For the avoidance of doubt, any RSUs or PSUs held by the Executive and not vested as of the Employment Termination Date and not accelerated hereunder shall be forfeited, and any stock options held by the Executive as of the Employment Termination Date shall be governed by the terms of the applicable long-term incentive plan.

3.Restrictive Covenants; Indemnification; Arbitration.

a.    Restrictive Covenants. The Parties acknowledge and agree that the provisions of Sections 7(a) (Confidential Information), 7(b) (Company Developments), 7(c) (Return of Company Property) (except as agreed to with the Company), 7(d) (Covenant Not to Compete), 7(e) (Covenant Not to Interfere), 7(f) (Post-Termination Cooperation), 7(g) (Non-Disparagement), 7(h) (Notice of Subsequent Employment) and 7(i) (Remedies) of the Prior Agreement shall remain in full force and effect in accordance with the terms thereof and shall survive the termination of the Executive’s employment. In addition, the Parties agree that, prior to the Company issuing any press release or other written communication to the public, in either case regarding the Executive’s termination of employment, the Company shall consult with the Executive and, in good faith, (i) provide to the Executive a draft of such proposed press release or communication prior to its anticipated issuance and (ii) consider revisions requested by the Executive.

b.    Executive Protections. Nothing in this Agreement or otherwise limits the Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against the Executive for any of these activities, and nothing in this Agreement or otherwise requires the Executive to waive any monetary award or other payment that the Executive might become entitled to from the SEC or any other Government Agency.

c.    Defend Trade Secrets. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Executive acknowledges that he shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and may use the trade secret information in the court proceeding, if the Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

d.    Indemnification. The Parties acknowledge and agree that the provisions of Section 10 (Indemnification and Insurance) of the Prior Agreement and that certain indemnification agreement by and between the Executive and the Company referenced therein shall each remain in full force and effect in accordance with their respective terms and shall survive the termination of the Executive’s employment.

e.    Arbitration. The Parties acknowledge and agree that Section 11 (Arbitration) of the Prior Agreement shall remain in full force and effect in accordance with the terms thereof and shall be deemed to apply to this Agreement in addition to the matters set forth therein.

4.General Provisions.

a.    Representation of Executive. The Executive represents and warrants that the Executive is an experienced senior executive knowledgeable about the matters (and their effect) within the purview of this Agreement and the Release and is not under any contractual or legal restraint that prevents or prohibits the Executive from entering into this Agreement or Release or performing the duties and obligations described in this Agreement or the Release. Without limiting the effectiveness of the foregoing, the Executive acknowledges that (i) the Company hereby advises him of his right to consult with an attorney prior to signing this Agreement and the Release; (ii) he has received the advice of his attorney prior to signing this Agreement and the Release and has carefully read and fully understands all of the provisions of this Agreement and the Release; and (iii) he is entering into this Agreement, as well as the Release, knowingly, freely and voluntarily in exchange for good and valuable consideration to which he would not be entitled in the absence of signing this Agreement and the Release.

b.    Modification or Waiver; Entire Agreement. No provision of this Agreement may be modified or waived except in a document signed by the Executive and the person designated by the Board. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and except as otherwise set forth herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof, including the Prior Agreement.

c.    Governing Law; Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application of any provision of this Agreement to any person or circumstance, is, for any reason and to any extent, held invalid or unenforceable, such invalidity and unenforceability will not affect the remaining provisions of this Agreement in its application to other persons or circumstances, all of which will be enforced to the greatest extent permitted by law; and the Parties agree that any invalid or unenforceable provision may and will be reformed and applied (i) as provided in Section 16 of the Prior Agreement, with respect to the matters specifically contemplated in Section 7 of the Prior Agreement (as incorporated into this Agreement) and (ii) with respect to other matters, (x) to the extent needed to avoid that invalidity or unenforceability and (y) in a manner that is as similar as possible to the Parties’ intent (as described in this Agreement) and preserves the essential economic substance and effect of this Agreement. The validity, construction and interpretation of this Agreement and the rights and duties of the Parties will be governed by the laws of the State of Ohio, without reference to the Ohio choice of law rules.

d.    No Waiver. Except as otherwise provided in Section 11(e) of the Prior Agreement (as incorporated into this Agreement), failure to insist upon strict compliance with any term of this Agreement will not be considered a waiver of any such term or any other term of this Agreement.

e.    Withholding. All payments made to or on behalf of the Executive under this Agreement will be reduced by any amount that the Company is required by law to withhold in advance payment of the Executive’s federal, state and local income, wage and employment tax liability.

f.    Survival. The Parties agree that the covenants and promises set forth in this Agreement will survive the termination of this Agreement and continue in full force and effect after this Agreement terminates to the extent that their performance is required to occur after this Agreement terminates.

g.    Notices. Any notice permitted or required to be given under this Agreement must be given in writing and delivered in person or by registered, U.S. mail, return receipt requested, postage prepaid; or through Federal Express, UPS, DHL or any other reputable professional delivery service that maintains a confirmation of delivery system. Any delivery must be (i) in the case of notices to the Company, addressed to the Company’s General Counsel at the Company’s then-current corporate offices and (ii) in the case of notices to the Executive, addressed to the Executive’s last mailing address contained in the Executive’s personnel file. Any notice permitted or required to be given under this Agreement will be deemed to have been given and will be effective on the date it is delivered.

h.    Miscellaneous.

i.    The Executive may not assign any right or interest to, or in, any payments payable under this Agreement until they have become due from the Company; provided, however, that this prohibition does not preclude the Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive’s death and does not preclude the legal representative of the Executive’s estate from assigning any right under this Agreement to the person or persons entitled to it.

ii.    This Agreement will be binding upon and will inure to the benefit of the Executive, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns and the Company and its successors, subsidiaries and other related companies, including entities that become related entities after the Release Effective Date.

iii.    The headings in this Agreement are inserted for convenience of reference only and will not be a part of or control or affect the meaning of any provision of the Agreement.

iv.    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

i.    Successors to Company. This Agreement may and will be assigned or transferred to, and will be binding upon and will inure to the benefit of, any successor of the Company, including any entity that is a party to a Change in Control, as defined in the Prior Agreement, and any successor will be substituted for the Company under the terms of this Agreement. As used in this Agreement, the term “successor” means any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or essentially all of the assets of the business of the Company. Notwithstanding any assignment, the Company will remain, with any successor, jointly and severally liable for all its obligations under this Agreement.

j.    Section 409A.

i.        It is the intention of the Company that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in a manner that does not impose additional taxes, interest or penalties upon the Executive pursuant to Section 409A of the Code, and all provisions of this Agreement will be construed and interpreted in a manner consistent with Section 409A of the Code and this Section 4(j).

ii.        Neither the Executive nor any of the Executive’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A) payable to the Executive or for the Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owed by the Executive to the Company.

iii.    If, at the time of the Executive’s separation from service (within the meaning of Section 409A of the Code), (i) the Executive shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period.

iv.        Notwithstanding any contrary provision herein, the Executive’s right to any payment under this Agreement shall be treated as the right to a series of separate payments, as defined under Treas. Reg. Section 1.409A-2(b)(2). The Executive shall have no right to designate the date of any payment hereunder.

v.        All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A3(i)(1)(iv)(B)) shall not affect the inkind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Employment Termination Date).

vi.        Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to any Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Executive or for the Executive’s account in connection with any Company Plan (including any taxes and penalties under Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes or penalties.

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IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement, which includes an arbitration provision, and consists of 9 pages.

BIG LOTS, INC.

By: ________________________________

Signed:

BIG LOTS STORES, INC.

By: ________________________________

Signed:

David J. Campisi

By: _________________________________

ATTACHMENT A

Release

This Release (this “Release”) is entered into by David J. Campisi (the “Executive”) in favor of BIG LOTS, INC. (“BLI”), BIG LOTS STORES, INC. (“Big Lots”) and their affiliates, predecessors, successors, subsidiaries and other related companies (collectively, the “Company”) and the other Releasees set forth below.

Background

A.    The Executive has been employed by the Company pursuant to the Executive Employment Agreement between the Executive and the Company dated as of March 17, 2015 (the “Employment Agreement”);

B.     The Executive’s employment with the Company and the Employment Agreement have terminated, or are being terminated in connection with the execution and delivery of this Release; and

C.    In exchange for good and valuable consideration with respect to such termination (the “Severance”) the Executive is executing and delivering to the Company this Release that is not revoked by the Executive.

Statement of Agreement

In consideration of, and as a condition to, the Executive’s right to receive the Severance, the Executive agrees as set forth below.

Section 1. Definitions. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Employment Agreement.

Section 2. Release of Claims. The Executive, on behalf of himself and the Executive’s heirs, executors, administrators, successors and assigns, forever releases (a) the Company, (b) each of the affiliates and predecessors and successors of the Company, (c) each of the current and former owners, officers and directors (and individuals in other equivalent positions) of the Company and (d) each of the employees, attorneys, agents and insurers of the Company (collectively, “Releasees”) from any and all claims, including those relating to (i) the Executive’s employment with the Company and/or the termination of such employment, (ii) the Employment Agreement and/or the termination of the Employment Agreement and/or (iii) the Executive’s status as, or relationship or dealings with any Releasee in the Executive’s capacity as, a stockholder, officer or director (or in other equivalent positions) of the Company arising in whole or in part from events occurring prior to the date of execution of this Release that the Executive now has or may have or that the Executive may hereafter have of any nature whatsoever, be they common law or statutory, legal or equitable, in contract or tort (each such claim, a “Released Claim”), including but not limited to claims under any employment agreement,

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the internal policies and procedures of the Company, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and/or any other state, federal, local or municipal statute, regulation, rule or order that relates to the Executive’s employment. The Executive hereby waives all rights to assert a claim for relief available under all applicable laws, including but not limited to relief in the form of attorney fees, damages, reinstatement, back pay, or injunctive relief. Excluded from this Release are any claims that cannot be released or waived by law, including but not limited to any right to file a charge with or participate in an investigation conducted by certain government agencies. The Executive acknowledges and agrees, however, that he is releasing and waiving his right to any monetary recovery should any government agency pursue any claims on his behalf that arose prior to the effective date of this Release. The Executive hereby represents that he has not assigned, or otherwise transferred any right, title or interest in any Released Claims to any other Person.

Section 3. Review of Release by Executive.

(a) The Executive is hereby advised to consult with an attorney before executing this Release.

(b) The Executive has been given at least 21 calendar days after receipt of this Release (the “Consideration Period”), if the Executive so desires, to consider this Release before signing it. If the Executive signs this Release, the date on which the Executive signs this Release will be the “Execution Date.” If not signed by the Executive and returned to the Company so that it is received no later than the end of the Consideration Period, this Release will not be valid. In the event the Executive executes and returns this Release prior to the end of the Consideration Period, the Executive acknowledges that the Executive’s decision to do so was voluntary and that the Executive had the opportunity to consider this Release for the entire Consideration Period.

(c) The Company and the Executive agree that this Release will not become effective until 7 calendar days after the Execution Date and that the Executive may, within 7 calendar days after the Execution Date, revoke this Release in its entirety by written notice to the Company. If written notice of revocation is not received by the Company by the 8th calendar day after the execution of this Release by the Executive, this Release will become effective and enforceable on that day.

Section 4. Miscellaneous. This Release shall be governed and construed in accordance with the laws of the State of Ohio, without regard to conflict of law provisions. This Release shall bind the respective heirs, executors, administrators, successors and assigns of the Executive.

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The Executive represents and agrees that Executive has fully read and understands the meaning of this Release, has had the opportunity to consult with legal counsel of Executive’s choosing, and is voluntarily entering into this Release with the intention of giving up all claims against the Company and other Releasees.

IN WITNESS WHEREOF, the Executive has executed this Release on the Execution Date set forth below.

Executive:

Name: David J. Campisi

Execution Date:

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